                                  SCHEDULE 14A
                                (RULE 14a - 101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                                        /X/
Filed by a Party other than the Registrant                     / /

Check the appropriate box:

/X/       Preliminary Proxy Statement            Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

/ /       Definitive Proxy Statement
/ /       Definitive Additional Materials

/ /       Soliciting Material Pursuant to Rule 14a-11(c) or
          Rule 14a-12

                           BIOTRANSPLANT INCORPORATED
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.    Title of each class of securities to which transaction applies:___________

2.    Aggregate number of securities to which transaction applies:______________

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      ________________________________________________________

4.    Proposed maximum aggregate value of transaction:__________________________

5.    Total fee paid:___________________________________________________________

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.    Amount Previously Paid:

2.    Form, Schedule or Registration Statement No.:

3.    Filing Party:

4.    Date Filed:

                           BIOTRANSPLANT INCORPORATED
                           BUILDING 75, THIRD AVENUE
                             CHARLESTOWN NAVY YARD
                        CHARLESTOWN, MASSACHUSETTS 02129
                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 7, 2000

    The 2000 Annual Meeting of Stockholders of BioTransplant Incorporated (the "Company") will be held at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on June 7, 2000 at 10:00 a.m., local time, to consider and act upon the following matters:

    1.  To elect six directors for the ensuing year.

    2. To approve an amendment to the Company's Restated Certificate of Incorporation, increasing from 25,000,000 to 50,000,000 the number of authorized shares of Common Stock.

    3. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 2000.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on April 17, 2000 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

    All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,
                                          STEVEN D. SINGER, SECRETARY

Charlestown, Massachusetts
April   , 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           BIOTRANSPLANT INCORPORATED
                           BUILDING 75, THIRD AVENUE
                             CHARLESTOWN NAVY YARD
                        CHARLESTOWN, MASSACHUSETTS 02129

          PROXY STATEMENT FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD ON JUNE 7, 2000

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BioTransplant Incorporated (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held on June 7, 2000 (the "Annual Meeting") and at any adjournment or adjournments of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

    The Company's Annual Report on Form 10-K for the year ended December 31, 1999 is being mailed to stockholders with the mailing of this Notice and Proxy
Statement on or about April   , 2000.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST OF THE VICE PRESIDENT OF FINANCE, BIOTRANSPLANT INCORPORATED, BUILDING 75, THIRD AVENUE, CHARLESTOWN NAVY YARD, CHARLESTOWN, MASSACHUSETTS 02129.

VOTING SECURITIES AND VOTES REQUIRED

    On April 17, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 11,688,149 shares of common stock of the Company, $.01 par value per share ("Common Stock"). Each share is entitled to one vote.

    Under the Company's Bylaws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

    The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding on the record date is required for the approval of the amendment to the Company's Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the approval of each of the other matters to be voted upon.

    Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, such as the election of directors and the ratification of independent accountants and will have the effect of a vote against the proposal to amend the Company's Restated Certificate of Incorporation.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of January 31, 2000 or such later date as is noted, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Compensation of Executive Officers" below and (iv) all directors and executive officers of the Company as a group.

    The number of shares of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 2000 through the exercise of any stock option, warrant or other similar right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

                                                               SHARES OF
                                                              COMMON STOCK   PERCENTAGE OF
                                                              BENEFICIALLY   COMMON STOCK
NAME AND ADDRESS                                                 OWNED        OUTSTANDING
----------------                                              ------------   -------------
Entities affiliated with HealthCare Ventures LLC (1)........   2,703,500          25.7%
  44 Nassau Street
  Princeton, New Jersey 08542
Rho Management Trust II (2).................................     750,288           7.2
  c/o Rho Management Company, Inc.
  767 Fifth Avenue
  New York, New York 10153
Funds managed by Hambrecht & Quist Capital Management Inc.       740,451           7.2
  (3).......................................................
  50 Rowes Wharf
  Boston, Massachusetts 02110
Novartis Pharma Inc.........................................     532,125           5.2
  Lichstrasse
  CH-40002
  Basel, Switzerland
Funds managed by Paramount Capital Asset Management Inc.         590,000           5.7
  (4).......................................................
  50 Rowes Wharf
  Boston, Massachusetts 02110
Elliot Lebowitz, Ph.D. (5)..................................     300,016           2.8
Donald R. Conklin (6).......................................      11,125             *
William W. Crouse (7).......................................   2,707,875          25.7
James C. Foster, J.D. (8)...................................      19,731             *
Michael S. Perry, D.V.M., Ph.D. (9).........................     532,125           5.2
Robert A. Vukovich, Ph.D. (10)..............................      18,750             *
Daniel O. Hauser, Ph.D......................................      16,250             *
James Hope, Ph.D. (11)......................................      67,310             *
Julia L. Greenstein, Ph.D. (12).............................      85,774             *
Mary White-Scharf, Ph.D. (13)...............................      75,464             *
Richard Capasso (14)........................................      27,910             *
All directors and executive officers as a group                3,859,474          36.8
  (12 persons) (15).........................................

------------------------

*   Represents holdings of less than one percent.

(1) Includes 1,570,886 shares of Common Stock held by HealthCare Ventures II, L.P. ("HCV II") (including 78,877 shares which HCV II has the right to acquire within 60 days of January 31, 2000 upon the exercise of warrants), 874,539 shares of Common Stock held by HealthCare Ventures III, L.P. ("HCV III") (including 99,705 shares which HCV III has the right to acquire within 60 days of January 31, 2000 upon the exercise of warrants), and 258,075 shares of Common Stock held by HealthCare Ventures IV, L.P. ("HCV IV") (including 29,571 shares which HCV IV has the right to acquire within 60 days of January 31, 2000 upon the exercise of warrants).

(2) Includes 38,466 shares of Common Stock which Rho Management Trust II ("RMT-II") has the right to acquire within 60 days of January 31, 2000 upon the exercise of warrants. Jan Philipp F. Reemtsma, Joshua Ruch and Fero Ventures Limited may be deemed to beneficially own the shares held by RMT-II, and retain voting and dispositive rights for such shares.

(3) Includes 360,108 shares of Common Stock held by Hambrecht & Quist Health Care Investors ("H&Q Health") (including 10,210 shares which H&Q Health has the right to acquire within 60 days of January 31, 2000 upon the exercise of warrants) and 300,432 shares of Common Stock held by Hambrecht & Quist Life Science Investors ("H&Q Life") (including 17,722 shares which H&Q Life has the right to acquire within 60 days of January 31, 2000 upon the exercise of warrants). Hambrecht & Quist Capital Management Inc. serves as the investment advisor to H&Q Health and H&Q Life. The respective general partners of H&Q Health and H&Q Life exercise sole voting and investment power with respect to the shares held by each fund.

(4) Information based solely on a Schedule 13G filed with the Commission on February 8, 2000.

(5) Includes 225,942 shares of Common Stock which Dr. Lebowitz has the right to acquire within 60 days of January 31, 2000 upon the exercise of stock options.

(6) Includes 8,125 shares of Common Stock which Mr. Conklin has the right to acquire within 60 days of January 31, 2000 upon the exercise of stock options.

(7) Includes shares held of record by HCV II, HCV III and HCV IV. Mr. Crouse is a general partner of HealthCare Partners II, L.P., HealthCare Partners III, L.P., HealthCare Partners IV, L.P. ("HCP II", "HCP III" and "HCP IV", respectively), the general partners, respectively, of HCV II, HCV III and HCV IV. Mr. Crouse, together with the other general partners of HCV II, HCV III and HCV IV, respectively, shares voting and investment control with respect to the shares owned by HCV II, HCV III and HCV IV. The same individuals serve as general partners of HCP II, HCP III and HCP IV, respectively. Also includes 3,875 shares of Common Stock which Mr. Crouse has the right to acquire within 60 days of January 31, 2000 upon the exercise of stock options.

(8) Includes 2,856 shares of Common Stock owned by Charles River
    Laboratories, Inc., ("CRL"). Mr. Foster, a director of the Company, is the President and Chief Executive Officer of CRL and may be deemed to beneficially own the shares held by CRL, although he disclaims beneficial ownership.

(9) Consists solely of shares of Common Stock owned by Novartis Pharma Inc. ("Novartis"). Dr. Perry, a director of the Company, is the President & Chief Executive Officer of SyStemix, Inc. and Genetic Therapy, Inc., both affiliates of Novartis. Dr. Perry may be deemed to beneficially own the shares held by Novartis although he disclaims beneficial ownership.

(10) Includes 15,625 shares of Common Stock which Dr. Vukovich has the right to acquire within 60 days of January 31, 2000 upon the exercise of stock options.

(11) Includes 67,010 shares of Common Stock which Dr. Hope has the right to acquire within 60 days of January 31, 2000 upon the exercise of stock options. Also includes 300 shares of Common Stock held by Dr. Hope's minor children. Dr. Hope disclaims beneficial ownership of the shares held by his children.

(12) Consists solely of shares of Common Stock which Dr. Greenstein has the right to acquire within 60 days of January 31, 2000 upon the exercise of stock options.

(13) Includes 74,864 shares of Common Stock which Dr. White-Scharf has the right to acquire within 60 days of January 31, 2000 upon the exercise of stock options. Also includes 600 shares of Common Stock held by Dr. White-Scharf's minor children. Dr. White-Scharf disclaims beneficial ownership of the shares held by her children.

(14) Consists solely of shares of Common Stock which Mr. Capasso has the right to acquire within 60 days of January 31, 2000 upon the exercise of stock options.

(15) Includes 736,528 shares of Common Stock which all directors and executive officers as a group may acquire upon the exercise of outstanding stock options and warrants exercisable within 60 days of January 31, 2000.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is currently fixed at seven members.
Dr. Vukovich is not standing for reelection as a director and, accordingly, a vacancy exists for one director. In accordance with the Company's Bylaws, this vacancy may be filled at any time by a majority of the remaining directors.

    The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors the nominees named below, each of whom is currently a member of the Board of Directors of the Company.

    Each director will be elected to hold office until the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

    Set forth below are the name and age of each member of the Board of Directors, and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of January 31, 2000, appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management." There are no family relationships between or among any officers or directors of the Company.

                             NOMINEES FOR DIRECTOR

    ELLIOT LEBOWITZ, PH.D., age 59, has served as President and Chief Executive Officer and as a member of the Board of Directors of the Company since
April 1991. From 1985 to 1991, he served as Vice President for Research and Development at C.R. Bard, Inc., a medical device company ("Bard"), directing internal and collaborative research and development programs for Bard's Vascular Systems, Cardiosurgery and Cardiopulmonary Divisions. From 1981 until 1985,
Dr. Lebowitz served as Director of Long Range Research and Development at DuPont Corporation, a diversified health care company, developing immunopharmaceuticals. From 1977 until 1981, he served as Division Manager of the Medical Products Division of New England Nuclear Corporation which developed, manufactured and sold radiopharmaceuticals for in vivo diagnosis. Earlier in his career, Dr. Lebowitz served at Brookhaven National Laboratories, a United States Department of Energy research facility, where he developed Thallium-201, a radiopharmaceutical for the diagnosis of coronary artery disease. Dr. Lebowitz was a founder of Diagnostic Isotopes, Inc., a radiopharmaceutical company which was subsequently acquired by Hoffmann-La
Roche Inc., a pharmaceutical company. He was also a founder of Procept, Inc., a biopharmaceutical company which focuses on rational drug design. He holds a B.A. from Columbia College and a Ph.D. from Columbia University.

    DONALD R. CONKLIN, age 63, has Served as a director of the Company since January 1997. Mr. Conklin is currently retired. From February to December 1996, he served as Chairman of Schering-Plough Health Care Products ("Schering-Plough Health Care"), a wholly-owned subsidiary of Schering-Plough Corporation, a pharmaceutical company. From 1995 to February 1996, he served as President of Schering-Plough Health Care, and from 1986 until September 1994, he served as Executive Vice President and President of Schering-Plough Pharmaceuticals. He received his B.A. from Williams College and his M.B.A. from Rutgers University. Mr. Conklin also serves on the Board of Directors of Alphacell Corporation and Ventiv Corporation.

    WILLIAM W. CROUSE, age 57, has served as a director of the Company since June 1995. Since 1994, Mr. Crouse has served as Vice Chairman of HealthCare Ventures LLC, a venture capital firm. Mr. Crouse served as Worldwide President of Ortho Diagnostic Systems, a medical device company, and Vice

President of Johnson & Johnson International, a pharmaceutical company, from 1987 to 1994. Mr. Crouse has more than 30 years experience in the pharmaceutical industry. He also serves as a director of Dendreon Corporation, Allelix Biopharmaceuticals, Raritan Bancorp, The New York Blood Center and Liberty Science Center. Mr. Crouse received his B.S. in finance and economics from Lehigh University and his M.B.A. from Pace University.

    JAMES C. FOSTER, J.D., age 49, has served as a director of the Company since February 1992. Since 1992, he has served as President and Chief Executive Officer of Charles River Laboratories, Inc., ("CRL"), a supplier of research animals and animal-related products and services. Previously, he served in various other capacities with CRL. Mr. Foster received his B.S. in psychology from Lake Forest College, his J.D. from the Boston University School of Law and his M.A. in Science and Management from the Massachusetts Institute of Technology.

    DANIEL O. HAUSER, PH.D., age 62, has served as a director of the Company since January 1994. Dr. Hauser is currently retired. From 1997 to 1998, he served as the head of Preclinical Development & Project Management, Operations in the United States for Novartis AG, a pharmaceutical corporation. From 1992 until January 1997, he served as President of Sandoz Research Institute and as Senior Vice President of Research and Development for Sandoz Pharmaceutical Corporation, the predecessor of Novartis. From 1965 to 1992, he served in various positions at the Pharma Division of Sandoz Pharma Ltd. (Switzerland), including Senior Vice President from 1985 to 1992. Dr. Hauser received his M.S. and Ph.D. in chemistry from the Swiss Federal Institute of Technology (Switzerland) and was a Post-doctoral Research Fellow in the Department of Chemistry at the Israel Institute of Technology (Haifa).

    MICHAEL S. PERRY, D.V.M., PH.D., age 40, has served as a director of the Company since January 1999. Since 1998, he has served as President and Chief Executive Officer of Genetic Therapy, Inc. ("Genetic Therapy"). and since 1997, he has served as President and Chief Executive Officer of SyStemix, Inc. ("SyStemix"). Genetic Therapy and SyStemix are biopharmaceutical corporations which are wholly-owned by Novartis. During 1997, Dr. Perry served as Vice President, Drug Regulatory Affairs, North America for Novartis. From 1995 to 1996, he served as Vice President, Drug Registration and Regulatory Affairs (North America) for Sandoz. From 1994 to 1995, he served as Vice President, Drug Registration and Regulatory Affairs (USA) for Sandoz. Dr. Perry received his Ph.D. in pharmacology (cardiopulmonary) and his D.V.M. from the Ontario Veterinary College, University of Guelph (Canada).

                      DIRECTOR NOT STANDING FOR REELECTION

    ROBERT A. VUKOVICH, PH.D., age 56, served as a director of the Company from March 1994 to February 2000. Since 1997, he has served as Chairman of the Board of Roberts Pharmaceutical Corporation, a pharmaceutical company he founded. From 1983 to 1997, he served as Chairman of the Board and Chief Executive Officer of Roberts Pharmaceutical Corporation. From 1979 to 1983, he served as the Director of the Division of Developmental Therapeutics of the Revlon Health Care Group, a pharmaceutical company. He received his B.S. from Allegheny College and his Ph.D. in Pharmacology-Toxicology with a minor in Pathology from Jefferson Medical College. Dr. Vukovich also serves on the Board of Directors of Cypros Pharmaceutical Corp. and Pacific Pharmaceuticals, Inc.

BOARD AND COMMITTEE MEETINGS

    The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent accountants and the Board of Directors. The Audit Committee has responsibility for recommending the appointment of the Company's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Audit Committee held three meetings in 1999. The members of the Audit Committee are Messrs. Foster and Conklin and, if reelected, Dr. Hauser will be added to the Audit Committee.

    The Company also has a standing Compensation Committee of the Board of Directors, which makes recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans. The Compensation Committee held two meetings during 1999. The members of the Compensation Committee during 1999 are Mr. Crouse and Dr. Vukovich. The members of the Compensation Committee during 2000 will be Mr. Crouse and Mr. Foster, if reelected. See "Report of the Compensation Committee" below.

    The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

    The Board of Directors held six meetings during 1999. Each director, except Dr. Vukovich and Messrs. Perry and Foster, attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board on which he served.

COMPENSATION FOR DIRECTORS

    The Company's non-employee directors who are not affiliated with Novartis each receive $1,500, plus reasonable travel and out-of-pocket expenses, for each meeting of the Board of Directors they attend and currently are entitled to participate in the Company's 1994 Directors' Equity Plan, as amended to date (the "Equity Plan").

    Under the Equity Plan, directors of the Company who are neither officers or employees of the Company or of any subsidiary of the Company, nor affiliated with Novartis, each receive (i) upon his or her appointment as a director of the Company or (ii) in the case of affiliates and employees of Novartis, upon such time as he or she ceases to be an employee or affiliate of Novartis:
(A) nonstatutory stock options to purchase 3,125 shares of Common Stock at fair market value on the date of grant ("Initial Options"); and (B) 625 shares of common stock, which are subject to a repurchase option in favor of the Company, at a purchase price of $0.04 per share (the "Restricted Stock"). The Initial Options vest over five equal annual installments beginning on the first anniversary of the date of grant and the shares of Restricted Stock vest in four equal annual installments beginning on the first anniversary of the date of grant.

    The Equity Plan terminates on June 27, 2000. The Board of Directors intends to make future awards of stock options to directors as compensation for service on the Board of Directors pursuant to the 1997

Plan. Currently, the Board of Directors intends to grant to each director, upon his or her initial election to the Board of Directors an option to purchase 15,000 shares of Common Stock at an exercise price equal to the then fair market value. In addition, each director will be eligible to receive an option to purchase 6,000 shares of Common Stock, at an exercise price equal to the then current fair market value, upon his or her reelection to the Board of Directors at each annual meeting of stockholders.

    On January 2, 1999, the Company granted to Dr. Hauser, pursuant to the Equity Plan, options to purchase 3,125 shares of Common Stock at an exercise price of $2.50 per share and sold to Dr. Hauser 625 shares of Common Stock, which are subject to a repurchase option in favor of the Company, at a purchase price of $0.04 per share. In addition, the Company granted to Dr. Hauser, pursuant to the Company's 1997 Stock Incentive Plan (the "1997 Plan") options to purchase an additional 12,500 shares of Common Stock at an exercise price of $2.50 per share.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE. The following table sets forth certain information with respect to the annual and long-term compensation for the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers whose total annual salary and bonus for 1999 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                              ANNUAL COMPENSATION          ------------
                                                        --------------------------------    SECURITIES
                                                                                 BONUS      UNDERLYING
NAME AND PRINCIPAL POSITION                               YEAR     SALARY ($)     ($)      OPTIONS (#)
---------------------------                             --------   ----------   --------   ------------
Elliot Lebowitz, Ph.D.................................    1999      $252,956         --        67,098
  Chief Executive Officer                                 1998       252,956         --       100,000
                                                          1997       240,559         --        65,133
James Hope, Ph.D......................................    1999      $195,038    $ 5,000        23,000
  Senior Vice President of Development                    1998       182,619     22,423        26,800
                                                          1997       172,482         --        16,100
Julia L. Greenstein, Ph.D.............................    1999      $187,567         --        16,000
  Senior Vice President of Research                       1998       200,723    $19,372        40,700
                                                          1997       185,193         --        30,000
Mary White-Scharf, Ph.D...............................    1999      $155,424         --        27,000
  Vice President of Research                              1998       146,107    $13,622        45,200
                                                          1997       136,624         --        39,200
Richard Capasso, C.P.A................................    1999      $130,615         --            --(1)
  Vice President, Finance and Treasurer                   1998       116,997    $10,493        20,000
                                                          1997       103,391         --        30,233

------------------------

(1) In January 2000, Mr. Capasso received an option to purchase 16,000 shares of Common Stock in consideration of his fiscal 1999 performance.

    OPTION GRANT TABLE. The following table sets forth certain information regarding options granted during the year ended December 31, 1999 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK
                                                                                                PRICE APPRECIATION FOR
                                                       INDIVIDUAL GRANTS                            OPTION TERM (2)
                                  -----------------------------------------------------------   -----------------------
                                    NUMBER OF        PERCENT OF
                                    SECURITIES      TOTAL OPTIONS
                                    UNDERLYING       GRANTED TO      EXERCISE OR
                                     OPTIONS        EMPLOYEES IN     BASE PRICE    EXPIRATION
NAME                              GRANTED (#)(1)   FISCAL YEAR (%)     ($/SH)         DATE        5% ($)      10% ($)
----                              --------------   ---------------   -----------   ----------   ----------   ----------
Elliot Lebowitz, Ph.D...........      13,500             4.4%           $2.50        1/01/09     $ 21,225     $ 53,788
                                      25,798             7.9%            2.47        5/03/09       40,058      101,514
                                      27,800             8.5%            6.13       12/06/09      107,073      271,345
James Hope, Ph.D................      23,000             7.0%            6.50        8/05/09       94,020      238,265
Julia L. Greenstein, Ph.D.......      16,000             4.9%            2.38        1/29/09       23,989       60,562
Mary White-Scharf, Ph.D.........      27,000             8.2%            5.81        8/11/09       98,706      250,139
Richard Capasso, C.P.A. (3).....          --             0.0%              --             --           --           --

------------------------

(1) Options granted in 1999 become exercisable in four equal annual installments, commencing twelve months after the vesting commencement date, which is typically the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock on the date on which options are exercised.

(3) In January 2000, Mr. Capasso received an option to purchase 16,000 shares of Common Stock in consideration of his fiscal 1999 performance.

    YEAR-END OPTION TABLE. The following table sets forth certain information regarding stock options held as of December 31, 1999 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                                              UNEXERCISED OPTIONS AT FISCAL        MONEY OPTIONS AT FISCAL
                                                      YEAR-END (#)                     YEAR-END ($)(1)
                                            ---------------------------------   -----------------------------
                                            EXERCISABLE         UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                                            -----------         -------------   ------------   --------------
Elliot Lebowitz, Ph.D.....................     207,176              190,382       $783,984        $740,376
James Hope, Ph.D..........................      72,064               64,318        304,922         232,542
Julia L. Greenstein, Ph.D.................      75,474               67,156        263,899         283,614
Mary White-Scharf, Ph.D...................      72,902               88,881        265,937         330,500
Richard Capasso, C.P.A....................      31,258               32,219         92,368         124,162

------------------------

(1) Value is based on the closing sales price of the Company's Common Stock on the Nasdaq Stock Market on December 31, 1999 ($8.375), the last trading day of the Company's 1999 fiscal year, less the applicable option exercise price.

SEVERANCE AGREEMENTS WITH EXECUTIVE OFFICERS

    Under the terms of an agreement with Dr. Lebowitz, the Company's President and Chief Executive Officer, in the event of involuntary termination of Dr. Lebowitz' employment, he is eligible to receive six months of base salary from the Company. Under the terms of agreements with Dr. Hope, Senior Vice President of Development, Dr. Greenstein, Senior Vice President of Research and Chief Scientific Officer, Dr. White-Scharf, Vice President of Research and
Mr. Capasso, Vice President, Finance and Treasurer, in the event of a termination of employment without cause, the terminated officer is eligible to receive six months of base salary, which will be discontinued if the officer secures other employment. Furthermore, if at the end of such six-month period Dr. Hope is unable to secure other employment, then Dr. Hope and the Company have agreed to negotiate an additional severance payment of up to six months of base salary.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on its review of copies of reports filed by all officers of the Company who are persons required to file reports ("Reporting Persons") pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company believes that during fiscal 1999 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Company, which during the last year was comprised of two non-employee directors, Mr. Crouse and Dr. Vukovich, makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans. If reelected to the Board of Directors, Mr. Foster will replace Dr. Vukovich on the Compensation Committee.

    The Company's executive compensation program is designed to promote the achievement of the Company's business goals, and, thereby, to maximize corporate performance and stockholder returns. Executive compensation consists of a combination of base salary and stock-based incentives. The Compensation Committee considers stock incentives to be a critical component of an executive's compensation package in order to help align executive interests with stockholder interests.

COMPENSATION PHILOSOPHY

    The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Compensation Committee's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

    - COMPETITIVE AND FAIR COMPENSATION

    The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Compensation Committee compares the Company's compensation practices with those of other companies in the industry and sets the Company's compensation guidelines based on this review. The Compensation Committee believes compensation for the Company's executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar business and of comparable size and success. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the organization.

    - SUSTAINED PERFORMANCE

    Executive officers are rewarded based upon a subjective assessment of corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, establishment of strategic licensing and development alliances with third parties, timely development of new processes and products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

    In evaluating each executive officer's performance, the Compensation Committee generally conforms to the following process:

    - Company and individual goals and objectives generally are set at the beginning of the performance cycle.

    - At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his or her contributions to the Company are evaluated and the results are communicated to the executive.

    - The executive's performance is then compared with peers within the Company and the comparative results, combined with comparative compensation practices of other companies in the industry, is then used to determine salary and stock compensation levels.

    Annual compensation for the Company's executives generally consists of two elements--salary and stock options.

    The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his or her area of responsibility, and may include continued innovation in development of the Company's technology, implementation of financing strategies and establishment of strategic licensing and development alliances with third parties. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. The Compensation Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

    Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program is designed to promote the identity of long-term interests between the Company's employees and its shareholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with the Company and his or her contributions to the Company, including his or her success in achieving the individual performance criteria described above. The option program generally uses a four-year vesting period to encourage key employees to continue in the employ of the Company. All stock options granted to executive officers in 1999 were granted at fair market value on the date of grant. During 1999, all current executive officers received options to purchase an aggregate of 242,700 shares of Common Stock, at a weighted average exercise price of $3.03 per share.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with
Section 162(m) of the Code to mitigate any disallowance of deductions.

DR. LEBOWITZ' 1999 COMPENSATION

    Dr. Lebowitz is eligible to participate in the same executive compensation plans available to the other executive officers of the Company. The Compensation Committee believes that Dr. Lebowitz' annual compensation, including the portion of his compensation based upon the Company's stock option program, has been set at a level competitive with other companies in the industry.

    Dr. Lebowitz' salary for 1999 remained at $252,956 from $252,956 in 1998. In determining Dr. Lebowitz' 1999 salary, the Compensation Committee considered, among other things, the financial performance of the Company during 1999 and the Company's achievement of targeted goals for the development of the Company's products under development. In 1999, Dr. Lebowitz was granted stock options to purchase an aggregate of 67,098 shares of the Company's Common Stock at a weighted average exercise price of $3.99 per share. All such options were granted to Dr. Lebowitz at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In determining whether to grant stock options to Dr. Lebowitz, the Compensation Committee considered
Dr. Lebowitz' overall compensation package relative to that of other chief executives in the Company's industry and past option grants as well as an assessment of continuing progress of the Company's business plan.

                                          Compensation Committee
                                          William W. Crouse
                                          Robert A. Vukovich, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Messrs. Crouse and Vukovich. No member of the Compensation Committee was at any time during 1999, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

    No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

COMPARATIVE STOCK PERFORMANCE

    The Company's Common Stock has been listed on the Nasdaq National Market under the symbol "BTRN" since May 8, 1996.

    The following graph compares the cumulative stockholder return on the Common Stock of the Company for the period from May 8, 1996, the date of the Company's initial public offering, through December 31, 1999 with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index") and (ii) the Nasdaq Pharmaceutical Index.

    This graph assumes the investment of $100 on May 8, 1996 in the Company's Common Stock (at the initial public offering price), in the Nasdaq Composite Index and in the Nasdaq Pharmaceutical Index, and assumes the reinvestment of all dividends. Measurement points are on May 8, 1996, and the last trading day of the years ended December 31, 1996, 1997, 1998 and 1999.

[Graphic Depiction of Stock Performance Graph]

                                                  5/8/96    12/31/96   12/31/97   12/31/98   12/31/99
                                                 --------   --------   --------   --------   --------
BioTransplant Incorporated.....................  $100.00    $ 68.00    $ 61.00    $ 26.00    $ 88.16
Nasdaq Composite Index.........................   100.00     109.00     134.00     188.00     340.26
Nasdaq Pharmaceutical Index....................   100.00      91.00      97.00     125.00     231.99

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In March 1991, the Company entered into a supply agreement with CRL. The agreement was amended in 1998. Under the terms of the agreement, as amended, CRL provides the Company with miniature swine and miniature swine organs for research and development purposes in exchange for payments based on future commercial sales of miniature swine products by the Company. The Company paid CRL $940,000 under this agreement in 1999. James C. Foster, President and Chief Executive Officer of CRL, is a director of the Company.

    In 1993, the Company and Novartis entered into a collaboration agreement for the development and commercialization of xenotransplantation products utilizing gene transduction, which was subsequently amended and restated in September 1995. Novartis has also agreed to fund all of the development and premarketing costs of the licensed products, a portion of which may be repayable from the Company's operating profits from sales of the XenoMune System if the Company elects to co-promote, and a portion of which must be repaid within 90 days following submission of a product license application to the Food and Drug Administration for such products.

    In October 1997, and as amended in October 1998, the Company entered into a collaboration and license agreement with Novartis to develop and commercialize transplantation products utilizing the Company's proprietary mixed bone marrow chimerism technology. Under the agreement, the Company may receive from Novartis research funding, license fees and milestone payments of up to $36.0 million, assuming the agreement continues for its full term and certain milestones are achieved. In addition, Novartis has agreed to provide support for certain costs associated with the Company's proprietary miniature swine. As of December 31, 1999, research funding of $13.5 million and license fees and milestone payments of $6.5 million had been received. In addition to research funding, Novartis will also fund certain development and premarketing costs of products which may arise under the collaboration and portions of these costs, under certain circumstances, may be repayable.

    Dr. Perry, a director of the Company, is President and Chief Executive Officer of Genetic Therapy and SyStemix, affiliates of Novartis.

  APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

    On February 15, 2000, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation, as amended, providing for an increase from 25,000,000 to 50,000,000 in the number of authorized shares of Common Stock (the "Charter Amendment"). As of March 31, 2000, the Company had a total of approximately 11,668,149 shares of Common Stock outstanding, 1,524,400 additional shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under its stock option plans (the "Stock Plans") and 522,347 shares reserved for issuance upon exercise of outstanding warrants (the "Warrants"). A copy of the amendment to the Certificate of Amendment to the Restated Certificate of Incorporation is attached as Appendix A to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's home page (www.sec.gov). In addition, a copy of the Certificate of Amendment may be obtained by making a written request to the Secretary of the Company.

    If the Charter Amendment is approved, the additional authorized shares of Common Stock would be available for issuance in the future for corporate purposes, including without limitation, stock splits, stock dividends, financings, acquisitions, and management incentive and employee benefit plans, as the Board of Directors may deem advisable, without the necessity of further stockholder action. The issuance of additional shares of Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, would have the effect of diluting the Company's current stockholders and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Other than in connection with the Stock Plans and Warrants described above, the Company has no present intention, plans, understanding or agreements to issue any shares of Common Stock.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE CHARTER AMENDMENT INCREASING THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE FOR THIS PROPOSAL.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year. Arthur Andersen LLP has served as the Company's independent accountants since inception. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

    Subject to the terms and conditions set forth herein, all Proxies received by the Corporation will be effective, notwithstanding any transfer of the shares to which such Proxies relate, unless at or prior to the Annual Meeting the Corporation receives a written notice of revocation signed by the person who, as of the record date, was the registered holder of such shares. The Notice of Revocation must indicate the certificate number and number of the shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    In order to be included in Proxy material for the 2001 Annual Meeting of Stockholders, pursuant to Rule 14(a)-8 under the Exchange Act, Stockholders' proposed resolutions must be received by the Corporation at its offices, Building 75, Third Avenue, Charlestown Navy Yard, Charlestown, Massachusetts
02129 on or before December   , 2000. The Corporation suggests that proponents
submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Corporation.

    If a stockholder of the Corporation wished to present a proposal before the 2001 Annual Meeting of Stockholders, pursuant to Rule 14(a)-4 under the Exchange Act, such stockholder must give written notice to the Secretary of the Corporation at the address noted above. The Secretary must receive such notice at least 45 days prior to the anniversary of the mailing of this year's proxy material. If a Stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting of Stockholders, the proxies designated by the Board of Directors of the Corporation will have discretionary authority to vote on any such proposal.

                                          By Order of the Board of Directors,
                                          STEVEN D. SINGER, SECRETARY

April   , 2000

    THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           BIOTRANSPLANT INCORPORATED

    BioTransplant Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of said Corporation, at a Meeting duly called and held on February 15, 2000, as filed with the minutes of the Board of Directors, duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware ("Delaware Law") proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation, as amended, of the Corporation:

    RESOLVED:  That the first paragraph of Article THIRD of the Restated
               Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

                 (a) Authorization. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 52,000,000 shares consisting of 50,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

    SECOND: That the foregoing amendment to the Corporation's Restated Certificate of Incorporation, was adopted by the holders of a majority of the outstanding shares of Common Stock at the Corporation's Annual Meeting of Stockholders held on June 7, 2000 pursuant to notice duly given.

    IN WITNESS WHEREOF, BioTransplant Incorporated has caused this Certificate to be signed by Elliot Lebowitz, its President and Chief Executive Officer this 7th day of June, 2000.

                                          BIOTRANSPLANT INCORPORATED
                                          By: _____________________________
                                             Elliot Lebowitz
                                             Its: PRESIDENT AND CHIEF EXECUTIVE
                                                            OFFICER

                                                                      APPENDIX B

                           BIOTRANSPLANT INCORPORATED
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS--JUNE 7, 2000

    Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Elliot Lebowitz, Richard Capasso and Steven D. Singer, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2000 Annual Meeting of Stockholders of BioTransplant Incorporated and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

    This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, proxies shall vote "for" proposal numbers 1, 2 and 3.

    A vote for the director nominees, and for proposal numbers 2 and 3 is recommended by the Board of Directors.

    PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS

                           BIOTRANSPLANT INCORPORATED

                                  JUNE 7, 2000

A.       /X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                            For all nominees listed at          WITHOLD AUTHORITY
                            right (except as marked to      in vote for all nominees    NOMINEES:  Elliot Lebowitz, Ph.D.
                                  the contrary)                  listed at right                     Donald R. Conklin
                                                                                                     William W. Crouse
                                                                                                     James C. Foster, J.D.
                                                                                                     Daniel O'Hauser, Ph.D.
                                                                                                     Michael S. Perry D.V.M., Ph.D.
1. ELECTION OF DIRECTORS               / /                             / /
   INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR
   INDIVIDUAL NOMINEE(S), MARK THE BOX LABELED "FOR" AND
   STRIKE A LINE THROUGH SUCH NOMINEE(S) NAME IN THE LIST AT
   RIGHT.  YOUR SHARES WILL BE VOTED FOR THE REMAINING
   NOMINEE(S).

2. TO APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED             FOR     AGAINST     ABSTAIN
   CERTIFICATE OF INCORPORATION INCREASING FROM 25,000,000 TO
   50,000,000 THE NUMBER OF SHARES OF COMMON STOCK THAT THE
   COMPANY IS AUTHORIZED TO ISSUE.                               / /       / /         / /

3. TO RATIFY THE SELECTION OF ARTHUR ANDERSON LLP AS THE
   COMPANY'S INDEPENDENT ACCOUNTANTS FOR 2000                    / /       / /         / /

4. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR
   ANY ADJOURNMENT THEREOF.

PLEASE READ THE REVERSE SIDE OF THIS CARD

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

---------------------------             --------------------------

---------------------------             --------------------------

---------------------------             --------------------------


Signature __________________  Date:  ____________  Signature ____________________  Date  ___________


NOTE: Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.